EXHIBIT 10.1
July 25, 2007
Mrs. Nancy Rowden Brock
Chief Financial Officer
Rock of Ages Corporation
772 Graniteville, Rd.
Graniteville, Vermont 05654
Dear Nancy:
This letter sets forth the terms of our mutual agreement concerning your voluntary resignation from Rock of Ages Corporation, its subsidiaries and affiliates (collectively, “Rock of Ages” or the “Company”). Before getting to the required formalities, let me first express my appreciation for your efforts on behalf of Rock of Ages and for your efforts to assure the orderly transition of your responsibilities. A lot has changed since your joining us when we were in a planned retail growth initiative under the leadership of Rick Wrabel. You have toughed it out with us through the very difficult times we endured in 2005 and 2006 and been an important part of returning the Company to stability and expected profitability in 2007. I greatly appreciate your efforts and your support during a transition neither of us expected when you joined us, and I understand your desire to now move on to new opportunities. And now to the formalities:
1. Your resignation from employment becomes effective on August 14th, 2007 upon the completion of the filing of our 10Q for the second quarter of 2007 (the Resignation Date). You agree to continue in your current position with your current responsibilities through the Resignation Date, and accordingly will participate in the preparation and timely filing of that 10Q in compliance with the rules and regulations of the Securities Exchange Commission and will assist in an orderly transition to Laura Plude who will become the Chief Financial Officer on the effective date of your resignation. You hereby confirm that as of the Resignation Date, you will no longer hold any position of any kind with the Company or any of its subsidiaries or affiliates.

You will be paid at your current salary level through the Resignation Date on the normal payroll cycle.
2. In consideration of your agreement to assure an orderly transition by being available to Laura for advice through the end of November and the execution of this Resignation Agreement, and subject to your continued compliance with this Agreement, Rock of Ages agrees to pay you in respect of the period from the Resignation Date through November 30, 2007, as severance, amounts at your current salary rate of $15,416.67 per month, payable on the 15th day of each month, the last such payment to be made on November 15, 2007. Such payments will be less appropriate state, federal, unemployment and social security tax deductions. You understand and agree that such payments and this Resignation Agreement shall in no way be deemed to constitute or give rise to a continuing employment relationship between you and the Company or, except as expressly provided herein, entitle you to any other benefits to which employees of the Company may be entitled.
Rock of Ages will continue the coverage that you have elected at current contribution rates under its group health, dental and vision insurance plans (or successor plans providing substantially the same coverage) until December 31, 2007. After said date, under current COBRA law you may have the right to remain on the Company’s group plan for an additional period of time, contingent upon your payment of the full premium in effect during that time. A COBRA notice and election form will be sent to your home on a timely basis.
3. Your group term life insurance, optional life insurance, disability insurance, retirement plan and all other fringe benefits not specifically provided for herein shall cease and terminate on the Resignation Date. All Company contributions to your 401(k) account shall cease on the Resignation Date; provided, however, you may remain in the 401(k) plan according to its terms for as long as you wish and as long as your account balance remains over Five Thousand Dollars ($5,000.00), or you may withdraw or rollover your account balance at any time after the Resignation Date in accordance with the provisions of the 401(k) Plan and in accordance with applicable law and regulations. A notice explaining your distribution options will be sent to your home. In accordance with the terms of your incentive stock option agreement dated September 13, 2005 (the Option Grant) and the option acceleration agreement dated October 28, 2005 (the Option Acceleration), you have rights to exercise the vested options at any time within ninety (90) days from the Resignation Date subject to the provisions of the Option Grant and the Option Acceleration which imposes certain restrictions on the sale of shares acquired upon the exercise of accelerated options. Mike Tule will assist you in understanding the details involved as well as the tax consequences of an exercise at any time at your request prior to the expiration of the option on November 12, 2007.

4. You will submit all outstanding, unreimbursed, business expenses incurred on behalf of the Company on our prior to August 14, 2006 so we may promptly reimburse you for any business expenses.
5. The Company will transfer your company automobile to you at no cost. It will be transferred to you “as is” “where is” and you will be responsible for paying any transfer taxes, registration fees and other amounts in connection with the transfer. You are aware that you will be taxed on the fair market value of the automobile and you will be receiving the appropriate 1099 or other form in this regard. On the Resignation Date you will return all Company property, whether confidential or not, without keeping copies or excerpts thereof, including, but not limited to, computers (including any passwords associated therewith), cell phones, printers, customer lists, samples, product information, financial information, price lists, marketing materials, keys, credit cards, telephone calling cards, technical data, research, blueprints, trade secrets information, and all confidential or proprietary information. Notwithstanding the foregoing, we will reasonably accommodate you with respect to providing an orderly transition of cell phone service and email service from the Company’s accounts to your personal accounts for a 30 day period from the Resignation Date.
6. You understand and agree that you would not receive the money and benefits specified in paragraphs 2, 3 and 5 above except for your execution of this Resignation Agreement and your agreement to fulfill your agreements as described herein.
7. You and Rock of Ages agree that the payment and benefits specified in paragraph 2 above includes any and all monies, including but not limited to wages, salary, severance and/or pay in lieu of notice that may be due to you as a result of your employment with Rock of Ages and/or your resignation.
8. (a) In consideration of the covenants and payments set forth above, you confirm your resignation is voluntary and voluntarily release and discharge Rock of Ages, its parent, affiliates, subsidiaries, divisions, officers, employees, agents, successors, and assigns, both individually and in their official capacities (hereinafter in this Section 7 and Section 8 referred to collectively as “Rock of Ages”) of and from any and all claims, charges, lawsuits, grievances or causes of action whatsoever, in law or equity, which you, your heirs, executors, administrators, successors, and assigns may have against Rock of Ages. This shall include any claim related to or arising out of your employment by Rock of Ages, the terms and conditions of said employment and the cessation of said employment, including but not limited to any alleged violation of any of the following:
The National Labor Relations Act;
Title VII of the Civil Rights Act of 1964;

Sections 1981 through 1988 of Title 42 of United States Code;
The Employee Retirement Income Security Act of 1974;
The Immigration Reform Control Act;
The Americans with Disabilities Act of 1990;
The Age Discrimination in Employment Act of 1967;
The False Claims Act;
The Fair Labor Standards Act;
The Occupational Safety and Health Act;
The Family and Medical Leave Act;
The Vermont Employment Discrimination Law;
Vermont Wage Payment and Wage and Hour Laws;
Vermont whistleblower protection laws;
Any other federal, state or local civil or human rights law or any other alleged violation of any local, state or federal law, regulation or ordinance;
Any public policy, contract, tort, or common law; or
Any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
(b) You acknowledge that the Company has advised you to consult with an attorney of your choosing prior to signing this Resignation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Resignation Agreement and, specifically, the release in paragraph 8(a) above, with an attorney of your choice should you so desire. You further represent that you understand and agree that the Company is under no obligation to offer you this Resignation Agreement, and that you are under no obligation to consent to such release, and that you have entered into this Resignation Agreement knowingly, freely and voluntarily in exchange for the Company’s agreement with respect to the discretionary severance payments and benefits provided for in paragraphs 2, 3 and 5.

(c) You shall have twenty one (21) days to consider this Resignation Agreement and once you have signed this Resignation Agreement, you shall have seven (7) additional days from the date of execution to revoke your consent to the release in paragraph 8(a) above. Any such revocation shall be made in writing to the Company at 369 North State Street, Concord, NH 03301, Attn: Michael B. Tule, Senior Vice President and General Counsel, before the seven (7) day period expires. If no such revocation occurs, such release and this Resignation Agreement shall become effective on the eighth (8th) day following your execution of this Resignation Agreement. In the event that you properly revoke such release, this Resignation Agreement shall become null and void and shall not become effective.
(d) In consideration of the covenants contained herein, Rock of Ages represents that it does not have actual knowledge of any claim, charge, lawsuit, grievance or cause of action whatsoever, in law or equity, which it may have against you (a “Known Claim”) and Rock of Ages does voluntarily release and discharge you of and from any and all Known Claims.
9. You represent that you have not filed, or permitted to be filed on your behalf, any claim, lawsuit, grievance or cause of action against Rock of Ages, and that no claim, lawsuit, grievance or cause of action exists relating to your employment by Rock of Ages or the voluntary resignation from that employment. With the exception of any action the law precludes you from waiving by agreement, you expressly covenant not to, and not to permit any party on your behalf to, sue Rock of Ages in respect of any claim, matter, liability or damage released pursuant to Section 7 or seek to be entitled to any equitable or monetary relief in any action or in connection with any charge or complaint that may be commenced or brought on your behalf with respect thereto.
10. This Resignation Agreement shall be governed by and construed in accordance with the laws of the State of Vermont. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.
11. You understand and agree that notwithstanding your voluntary resignation, you remain subject to the confidentiality obligations, non-solicitation obligations and covenant not to compete obligations set forth in sections 8, 9 and 11 of your employment agreement dated June 13, 2005, as amended by Amendment dated April 10, 2006 (your “Employment Agreement”) and any other obligations in your Employment Agreement extending beyond its term, and you agree to abide by those agreements as set forth in your Employment Agreement notwithstanding your resignation. Except for such continuing obligations under your Employment Agreement referred to above in this paragraph 11, upon the Resignation Date, your Employment Agreement shall terminate and be of no further force or effect. You further agree not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Resignation Agreement to anyone other than your legal counsel or Executive Officers of the Company prior to its filing by the Company with the Securities and Exchange Commission as required by law and regulation.

12. This Resignation Agreement, together with your Employment Agreement to the extent expressly provided herein, the Option Grant and the Option Acceleration, set forth the entire agreement, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, with respect to the subject matter hereof, and may not be modified, altered or changed except upon express written consent by both parties.

Sincerely yours,

ROCK OF AGES CORPORATION

	By:	/s/ Kurt M. Swenson

Kurt M. Swenson, Chairman/CEO

AGREED AND ACCEPTED:

/s/ Nancy Rowden Brock

Dated: July 25, 2007	Nancy Rowden Brock